EXHIBIT 99.1

FOR FURTHER INFORMATION:

Bill Hodges	Stephanie Bonestell
Chief Financial Officer	Manager, Investor Relations & Public Relations
(919) 913-1030	(919) 913-1030

POZEN PATENTS UPHELD IN TREXIMET PATENT LITIGATION

Chapel Hill, N.C., August 8, 2011 — POZEN Inc. (NASDAQ: POZN), a pharmaceutical company committed to transforming medicines that transform lives, today announced that the United States District Court for the Eastern District of Texas has issued a favorable verdict in the litigation between POZEN and several generic pharmaceutical companies which had filed Abbreviated New Drug Applications (ANDAs) seeking approval from the U.S. Food and Drug Administration (FDA) to market generic copies of Treximet® (sumatriptan / naproxen sodium). Treximet is marketed by POZEN's exclusive U.S. licensee, GlaxoSmithKline (GSK).  The District Court ruled U.S. Patent Nos. 6,060,499 (the ʼ499 patent) and 6,586,458 (the ʼ458 patent) to be valid, enforceable and infringed by Par Pharmaceutical, Inc. (Par), Alphapharm Pty Ltd. (Alphapharm), and Dr. Reddy’s Laboratories, Inc. (DRL).  A third patent, U.S. Patent No. 7,332,183 (the ʼ183 patent) covering the Treximet formulation was held to be valid, enforceable and infringed by Par and DRL.  The ʼ183 patent was not asserted against Alphapharm.

Teva Pharmaceuticals, USA, Inc., another defendant in the litigation, entered into a settlement agreement with the Company in April 2010 under which it was dismissed from the litigation, but agreed to be bound by the outcome.  The defendants have the right to appeal the decision to the Court of Appeals for the Federal Circuit.

The District Court also ordered that defendants’ ANDAs not be approved by the FDA until, with respect to Par and DRL, at least the expiration of the ʼ183 patent on February 2, 2025, and with respect to Alphapharm, the expiration of the ʼ499 and ʼ458 patents on August 14, 2017. Each of the above dates may be extended by six months if the FDA grants GSK’s petition for pediatric exclusivity.

POZEN was represented in this matter by attorneys from the law firm of Vinson & Elkins L.L.P.

“We are pleased that the District Court has ruled in favor of POZEN, thus upholding the patents protecting Treximet,” said John Plachetka, Chairman, President and Chief Executive Officer of POZEN.

About POZEN

POZEN Inc. is a progressive pharmaceutical company that is transforming how the healthcare industry addresses unmet medical needs. By utilizing a unique in-source model and a focus on integrated therapies, POZEN has successfully developed and obtained FDA approval of two self-invented products in two years - something almost no other small pharmaceutical company has done. Funded by these two milestone/royalty streams, POZEN is now creating a portfolio of cost-effective integrated aspirin therapies designed to enable the full power of aspirin by reducing its GI damage. The lead candidate, PA32540, is being investigated for the secondary prevention of cardiovascular disease and has entered Phase 3 clinical trials. POZEN is retaining commercial control of the pipeline assets and will launch creatively using a new sales force model and digital communications. The Company's common stock is traded on The NASDAQ Global Market under the symbol "POZN". For more detailed company information, including copies of this and other press releases, please visit: www.pozen.com.

About Treximet

Treximet® (sumatriptan / naproxen sodium) was approved by the U.S. Food and Drug Administration (FDA) in April 2008 for the acute treatment of migraine attacks, with or without aura, in adults. The product is formulated with POZEN’s patented technology of combining a triptan with a non-steroidal anti-inflammatory drug (NSAID) and GlaxoSmithKline’s (GSK) RT Technology™. This migraine medication contains sumatriptan, a 5-HT1 receptor agonist that mediates vasoconstriction of the human basilar artery and vasculature of human dura mater, which correlates with the relief of migraine headache. It also contains naproxen, an NSAID that inhibits the synthesis of inflammatory mediators. Therefore, sumatriptan and naproxen contribute to the relief of migraine through pharmacologically different mechanisms of action.   As a result of this dual mechanism of action, Treximet has been shown to provide superior sustained pain relief compared to placebo and to both of the single mechanism of action components.

In May 2008, POZEN officially transferred to GSK the Investigational New Drug (IND) and New Drug Application (NDA) for the product. GSK is responsible for the commercialization of Treximet in the U.S. and POZEN receives a royalty based on net sales of Treximet from GSK.  Beginning January 1, 2010, that royalty rate increased to 18 percent.

POZEN also has ex-U.S. rights to develop and market sumatriptan and naproxen combinations at other doses.

For Full Prescribing Information see www.treximet.com.

Forward-Looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on current market data and research (including third party and POZEN sponsored market studies and reports), management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on GlaxoSmithKline for the sales and marketing of Treximet® and our dependence on AstraZeneca for the sales and marketing of VIMOVO™; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended June 30, 2011. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

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